EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is entered into by and between Bob Horn, hereafter "Employee," and Webquest International, Inc. a Nevada corporation, hereafter "Employer," with reference to and in light of the following facts:

         A. Employer is engaged in the business of creating and maintaining Internet "Web" sites on a commercial basis, and related businesses.

         B. Employee has extensive knowledge and experience in the areas of business management.

         C. Employer desires to retain and hire employee on the terms and conditions set forth in this Agreement.

         Based upon the foregoing, and in consideration of the mutual promises and covenants set forth herein, the parties agree as hereafter provided.

         1. Employment. Employer hereby employs Employee as Chief Executive Officer
(CEO) of Employer's business to provided executive, management, and general business services to Employer on the terms and conditions set forth in this Agreement. The duties and responsibilities of Employer and Employer shall be as follows:

                  1.1. Duties of Employer. Employer agrees to provide Employee with each of the following items and services, as deemed appropriate by Employee, to be paid for and/or compensated by Employer.

                           (a)      A modem and up-to-date computer system and
 monitor and related
hardware and software with compatible and necessary telephone lines.

                           (b)      Secretarial and support staff as may be
 necessary in the discretion
of Employee for the performance of his duties, which may include employees, and/or outside "office support" firms and companies to be utilized on a contractual basis, access to legal counsel, certified public accountants and related accounting staff, other appropriate and necessary outside professional services as deemed appropriate by Employee, sales staff as deemed appropriate by Employee, either as employees or independent contractors. All decisions relating to hiring and firing of employees and retention of independent contractors, other than legal counsel and accountants require the approval of the Board of Directors of Employer.


   (c) Employer shall also provide Employee with the compensation and benefits more particularly set forth below in this Agreement.

                  1.2 Duties of Employee. Employee agrees to provide executive management and business services to Employer, as Chief Executive Officer (CEO) of Employer's Internet-related business in consideration for the compensation and benefits as more particularly set forth


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below in this Agreement. Employee shall supervise, administer and coordinate all departments of Employer's business under his direct control and supervision in accordance with all departments of Employer's Board of Directors, of which Employee shall be a member at all times during the terms of this Agreement. Employee shall have active executive management and supervisory authority of the business of Employer, subject to the policies set forth by the Board of Directors of Employer. Employee shall devote full time effort to perform all of the duties described herein.

         2. Compensation and Benefits. In consideration for Employee's services, Employer shall pay to employee the following compensation and benefits.

                  2.1 Base Salary. Employee shall be paid a base of One Hundred Twenty
Thousand Dollars ($120,000) per year payable bi-weekly commencing on the Effective Date and continuing throughout the term of this Agreement.

                  2.2 Benefits. In addition to Employee's base salary as described above,
Employee shall also receive the following benefits.

                           2.2.1            Group Medical and Life Insurance.
 There is no Group Medical or
Life Insurance at this time. Group medical and life insurance under the terms of any group insurance plan that may be created by a compensation committee to be established by the Board of Directors and maintained by Employer from time to time. Benefits under such plan may include, but not be limited to, such group health, life, dental, vision, disability, and supplemental life insurance benefits.

       2.2.2 Stock Options. Employer hereby grants to Employee options to purchase four hundred thousand (400,000) registered shares of Employer's $.001 par value common stock at an exercise price equal to the current value of eleven and 6/10 cents ($.116) per share for such stock that vests on the effective dates as set forth below. Employer represents and warrants to Employee that the four hundred thousand (400,000) shares of stock shall be sully transferable except for any restriction imposed on "affiliates" of Employer under Rule 144 of the Securities Act of 1933, hereafter referred to in this Agreement as "restricted Rule 144 stock."

                             Date of Vesting                   Option Shares

                          Agreement Effective                     100,000

                          September 23, 1998                      100,000

                          September 23, 1998                      100,000

                          September 23, 2000                      100,000

                  (a) Any vested option may be exercised with respect to all or any part of the shares optioned until the expiration of five (5) years from the respective date on which the option vests; provided, however, that the option shall be exercised for full shares only and shall not be


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exercised  for  less  than  one  hundred  (100)  shares  at any one  time or the remaining shares covered by the option if less that one hundred (100).

                  (b) Once the respective options vest, they will not lapse for any reason until the specified expiration date. However, on the respective applicable vesting date, the respective option shall lapse unless Employee is still employed by Employer.

                  (c) Notwithstanding the foregoing, any vested option shall expire and the right to purchase shares thereunder shall cease two (2) years after the date of death of Employee, if death occurs at a time when Employee is still employed by Employer.

                  (d) The options shall be nontransferable by Employee other than to a revocable living trust in which Employee is a grantor, or by Will or by the laws of descent and distribution, and shall be exercisable during the lifetime of Employee only by him or any revocable living trust to which Employee has transferred the option.

                  (e) The option may be exercised by delivering written notice to Employer pursuant to section 7.6 of the number of shares with respect to which the option rights are being exercised, and payment in an amount equal to the purchase price os the shares to be purchased at that time. Payment for the shares purchased shall be made in cash or by cashier's check.

                  (f) The issue and sale of the shares of stock upon the exercise of the option shall be subject to full compliance with all then applicable requirements of law, the Securities and Exchange Commission, and any other regulatory agencies having jurisdiction, and of any exchange upon which the stock of the Employer may be listed.

                  2.2.4 Vacations. Employee shall be entitled to reasonable vacation.

                  2.2.5 Expense Reimbursements. Employer shall reimburse Employee for all reasonable expenses incurred by Employee in operating the business of Employer and in performing Employee's duties under this Agreement, including, but not necessarily limited to, expenses for entertainment, travel, meals, lodging and similar items, all of which are to be reimbursed to Employee on a monthly basis.

                  2.2.6 Disability Benefits. There are no disability benefits at this time. The company may adopt disability benefits at some time in the future as set out by the compensation committee and approved by the Board of Directors.

                  2.2.7 Termination Compensation. Employer shall pay to Employee the
Termination Compensation set forth below in Section 4.2 upon the early termination of this
Agreement.

                  2.28 Compensation Upon Transfer of Control or Sale. In the event of a "transfer of control" as hereafter defined, Employer shall pay to Employee the compensation set forth in subsection 4.2.2, below, concurrently with the effective date of the transfer of control. As used in this subsection, the term "transfer of control" shall mean (a) a change in control of the


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company  of a nature  that  would  have to be  recorded  under  the terms of the
Securities and Exchange Act of 1934, or any regulations issued and promulgated pursuant to that law, or (b) the election at any time of a majority of directors to the Board of Directors of Employer (together or separately) whose election is opposed by management.

         3. Term. The term of this Agreement shall being on September 22, 1997 (the "Effective Date") and shall continue for a term which shall expire two (2) years thereafter, i.e., at the close of business on September 22, 1999 (the "Scheduled Expiration Date"). The term of this Agreement is subject to earlier termination as set forth in Section 4, below.

         4. Early Termination of Agreement. Notwithstanding the provisions of Section 3, above, this Agreement may be terminated prior to the Scheduled Expiration Date as provided
below.

                  4.1     Events of Early Termination.

                          4.1.1     Termination for Cause.  Employer may at any
time, at its election,
upon thirty (30) days written notice to the Employee, terminate this Agreement and the term of Employee's employment as a result of the following events, which events shall constitute a termination hereunder "for cause."

                                    (a)     Gross negligence and the willful
 neglect of Employee to
perform his duties after receiving written notice from Employer of such.

                          4.1.2     Termination Without Cause.  Employer may
also, at any time, at
its election, upon thirty (30) days written notice to Employee, terminate this Agreement prior to the Scheduled Expiration Date and the term of Employee's employment for any reason not set forth in subsection 4.1.1 above, including, but not limited to, the death or disability of Employee, which event shall constitute a termination hereunder "without cause."

                          4.1.3     Voluntary Resignation by Employee.  Employee
 may at any time,
at his sole election, and without liability, terminate this Agreement and his employment by Employer by a voluntary resignation. In such event, Employee shall provide Employer with written notice of his intent to resign of a minimum of thirty (30) days.

                  4.2     Compensation Upon Early Termination.

                          4.2.1     Termination for Cause.  Upon any termination
 of this Agreement
by Employer for cause as set forth in subsection 4.1.1 above, Employee shall be entitled to receive all compensation and benefits accrued for services performed through the date of such termination.

                          4.2.2     Termination Without Cause.  Upon any
termination of this
Agreement without cause as set forth in subsection 4.1.2 above, Employee shall ben entitled to the compensation set forth below.



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                                    (a)     Employer shall pay to Employee an
amount equal to the
Employee's total base salary payable for a six (6) moth period.

                                    (b)     All of Employee's unvested stock
options pursuant to
subsection 2.2.3 shall immediately vest and be exercisable.

                          4.2.3     Voluntary Resignation by Employee.  Upon any
 termination of this
Agreement by the voluntary  resignation of Employee,  as set forth in subsection
4.1.3 above, then Employee shall still be entitled to only stock options vested prior to resignation on the conditions specified in subsection 2.2.3.

         5. Covenant of Confidentiality. Employee acknowledges ad recognizes that in the course of his employment with Employer he will become acquainted with confidential information of the Employer relating to the conduct of the Employer's business. Employee acknowledges that such confidential information and trade secrets are owned and shall continue to be owned solely by Employer.

         6. Indemnification. Employer shall indemnify, defend, and hold harmless Employee when Employee is a party or threatened to be made a party to any threatened, pending, or completed action, lawsuit, or proceeding, whether civil, criminal, administrative, or investigative, resulting directly or indirectly from (1) any alleged acts of omissions of Employee while acting in the course and scope of Employee's duties for Employer, and (2) any alleged acts of omissions of Employee while acting int he course and scope of Employee's duties, or while serving at the request of Employer as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, from all liability, costs, judgements, damages, losses, and expenses, including attorneys' fees and court costs, fines and amounts paid in settlement in connection with any such action, lawsuit, or proceeding. Employee shall give Employer prompt notice os any claim for which Employer is to indemnify, defend, and hold Employee harmless. The determination of liability of Employer for indemnification of Employee shall be made pursuant to the then existing provisions of federal and Nevada law as may be applicable, the intent of this indemnification being to provide Employee with the most comprehensive indemnification protection permitted by law. Employer shall, when economically reasonable, be required to purchase and maintain insurance on behalf of Employee against any liability asserted against Employee as a result of any alleged acts or omissions of Employee within the course and scope of his duties as an officer, director, employee, or agent of Employer, including attorney's fees and costs.

         7.       Miscellaneous.

                  7.1 Waiver. If in one or more instances either party fails to insist that the other party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such party of any past, present, or future right granted under this Agreement; the obligations under this Agreement shall continue in full force and effect.

         7.2 Survival. The obligations contained in Sections 4,5,and 6 hereof shall survive the termination of this Agreement. In addition, the termination of this Agreement shall not affect


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any of the rights or obligations of either party arising prior to or at the time of the termination of this Agreement, or which may arise by any event causing the termination of this Agreement.

         7.3 Assignment. Neither Employer nor Employee may assign any rights or obligations under this Agreement without the prior written approval of the other party. Notwithstanding the foregoing, this Agreement shall inure to the benefit of an shall be binding upon the parties hereto and their respective successors and assigns.

         7.4 Severability. If any provision, paragraph, or subparagraph of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of this Agreement, including any other provision, paragraph, or subparagraph. Each provision, paragraph, and sub paragraph of this Agreement is separable from every other provision, paragraph, and subparagraph, and constitutes a separate and distinct covenant.

         7.5 Applicability. This Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors, assigns, executors, administrators, and personal representatives.

         7.6 Notices. All notices required or permitted to be given by law or by the terms of this Agreement shall be in writing and shall be given by (1) personal services of a copy to the party to be served, or (2) seventy-two (72) hours after mailing of such written notice by certified or registered mail, postage prepaid, receipt for delivery requested, addressed to the party to be served and properly deposited in the United States mail. Notices shall be given to the parties at the addresses listed below the parties' signatures to this Agreement. Any change in the address of either party shall be given by the party making such change to the other party in the manner provided above. Thereafter, all notices shall be given in accordance with the notice of change of address. Notices given before actual receipt of the notice of change of address shall not be invalidated by any such change.

         7.7 Complete Understanding. This Agreement constitutes the entire and complete understanding between the parties, all prior representations or agreement having been merged into this Agreement. Employee acknowledges and agrees that he has had a full and adequate opportunity to consult with legal counsel prior to executing this Agreement.

         7.8 Attorneys' Fees. If either party to this Agreement breaches any of the terms of this Agreement, such breaching party shall pay to the other party all of such other party's costs and expenses, including attorneys' fees, incurred by that party in enforcing the terms of this Agreement.

         7.9 Modification. No alteration of modification to any of the provisions of this
Agreement shall be valid unless made in writing and signed by both parties.

         7.10 Captions. The captions inserted herein have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.



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         7.11 Governing  Law. This Agreement and all the rights and  obligations hereunder shall be governed by and construed pursuant to the laws of the State of Nevada in effect from time to time. The parties hereby agree that all litigation resulting under this Agreement shall be under the sole and exclusive jurisdiction of the Second Judicial District Court of the State of Nevada in and for the County of Washoe, and the parties hereby submit to the exclusive jurisdiction of such court and venue therein.

         7.12 Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one in the same instrument. Executed copies of this Agreement may be delivered by telefacsimile, and delivery of executed telefacsimile copies to the parties and their counsel shall be deemed to be a delivery of a duplicate original and sufficient delivery to result in entry to this Agreement by the transmitting party; provided, however, that within ten (10) days thereafter a signed duplicate original shall be forwarded to the party to whom a telefacsimile copy was forwarded.

         7.13 Further Assurances. Employer and Employee agree to execute and deliver such additional instruments and documents and to take such actions as may be necessary in order to carry our the intent of this Employment Agreement.



DATED:                                               DATED:

Employee:                                           WebQuest International, Inc.



By:                                                  By:
Bob Horn
2355 San Elijo Ave
Cardiff, CA  92007                                            Shareholders:
                                                     Greg Johnson
                                                     Darren Murphy
                                                     Jack Kelly
                                Bill Bradely, Sr.





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